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 [Genentech Logo]

                                  NEWS RELEASE

                 Media Contact:            Laura Leber (415) 225-5759
                 Investor Contact:         Lisa Brock (415) 225-1034

                  GENENTECH REPORTS 1995 SECOND QUARTER RESULTS

                        -- EARNINGS INCREASE 11 PERCENT:
                        PULMOZYME SALES UP 62 PERCENT --

                 SOUTH SAN FRANCISCO, Calif., July 18, 1995 -- Genentech, Inc. (NYSE: GNE) announced today that earnings for the second quarter of 1995 increased 11 percent to $37.2 million, or 31 cents per share, from $33.4 million, or 28 cents per share, in the second quarter of 1994. The second quarter 1995 earnings reflect a special charge of $8.0 million -- which, after taxes, equals 5 cents per share -- in connection with expenses related to Genentech's proposed merger transaction with Roche Holdings, Inc. Revenues increased 20 percent to $233.0 million, from $194.9 million in the same quarter of 1994. This increase results primarily from continued growth in sales of Pulmozyme(R) (dornase alfa) as well as increased royalty revenues. The increased royalty revenues reflect increased sales of licensees' products and payments during the quarter from Eli Lilly and Company following the resolution in December, 1994, of a long-standing dispute with Lilly regarding recombinant human growth hormone.

                 "The results and progress of the second quarter of 1995 clearly demonstrate the continued strength of our major marketed products," said Arthur
D. Levinson, Genentech's new president and chief executive officer. "During the quarter, the FDA approved new labeling for Activase, and our market share is now approximately 75 percent; our patent strength related to human growth hormone, earlier demonstrated by the Lilly settlement, has been enforced in a preliminary injunction to halt an infringer; and sales of Pulmozyme for treating cystic fibrosis have increased substantially."

SPECIAL CHARGE

                 Genentech had announced a proposed merger agreement with its majority shareholder Roche on May 1. The $8.0 million special charge relates to that proposed transaction and includes charges associated with settling shareholder lawsuits filed after the proposed transaction was announced. Last week

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Genentech announced an agreement in principle of those lawsuits at the same time that it announced that its former president and chief executive officer G. Kirk Raab had resigned and that Dr. Levinson had been named as his successor.

                 The settlement agreement was reached in return for changes in the terms of the proposed transaction between the companies. If approved by the non-Roche stockholders, the proposed transaction announced May 1 gives Roche the right to cause the redemption of Genentech stock at a predetermined price that increases each quarter beginning July 1, 1995, through the quarter beginning April 1, 1999, when the redemption price is $82.00. The same transaction gives Genentech stockholders the right to "put" (cause Genentech to redeem) some or all of their stock at $60 per share within a 30 business-day period commencing July 1, 1999. The changes to the transaction that are part of the settlement, if approved by the Delaware Chancery Court, include an increase in the call prices by 50 cents per share, resulting in a final redemption price of $82.50 in the quarter beginning April 1, 1999. The put price of $60 per share remains unchanged.

                 Genentech expects additional expenses related to the proposed transaction in the third quarter of 1995.

MARKETED PRODUCTS

                 Sales of Activase(R) (Alteplase, recombinant) t-PA increased to $74.1 million from $73.5 million in the second quarter of 1994. During the quarter, the U.S. Food and Drug Administration cleared for marketing the accelerated infusion of Activase for the management of acute myocardial infarction (heart attack), allowing revised product labeling that incorporates data from the worldwide GUSTO1 trial. This international trial showed the new regimen was superior compared to another clot-dissolving agent in that significantly fewer patients died. Also during the quarter, a major analysis of the GUSTO trial published in the New England Journal of Medicine determined that Activase is cost-effective relative to other medical treatments generally considered worthwhile, such as bypass surgery for severe coronary artery disease and medical therapy for severe hypertension. Since the FDA approved Activase's new labeling, the product's market share has climbed from approximately 70 percent to approximately 75 percent.


- ---------------------
* GUSTO stands for Global Utilization of t-PA and Streptokinase in Occluded coronary arteries.
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                 Sales of Genentech's two growth hormone products Protropin(R)
(somatrem for injection) and Nutropin(R) (somatropin [rDNA origin] for injection) decreased to $55.9 million from $59.5 million in the second quarter of 1994. This decrease results from the impact of pricing programs for distribution channels and the managed care sector.

                 For the past several quarters Genentech has faced the possibility of additional competition from four competitors in the growth hormone market. Two companies, Novo Nordisk and BioTechnotogy General (BTG), received FDA approval of their growth hormone products during the quarter. However, also during the quarter, a U.S. Federal District Court judge in New York granted Genentech's request for a preliminary injunction against Novo Nordisk to prohibit the sale or offer for sale of Novo's human growth hormone product (Norditropin(R)) in the United States. The preliminary injunction states it will be in effect pending final determination of Genentech's claims of patent infringement against Novo, which will be fully tried at a later date. This injunction replaced a temporary restraining order, in which the judge stated that Genentech had shown a strong likelihood of success on its claim that Novo infringes U.S. Patent 4,601,980. BTG has agreed not to commercialize its product pending a determination on Genentech's motion for a preliminary injunction against BTG.

                 Pulmozyme sales by Genentech worldwide increased 62 percent to $30.3 million from $18.7 million in the second quarter of 1994, reflecting regulatory approval of the product in additional European countries and continuing acceptance of the product by cystic fibrosis patients and their physicians.

RESEARCH AND DEVELOPMENT

                 Research and development (R&D) expenses in the second quarter of 1995 increased 19 percent to $87.2 million from $73.0 million in the second quarter of 1994. The increase reflects a continued commitment to aggressive investment in R&D, including increased expenses related to two worldwide Phase III trials, one investigating Pulmozyme in patients with chronic obstructive pulmonary disease (COPD), and one investigating Genentech's anti-HER2 antibody as a potential therapy for breast cancer.

                 Genentech will continue to invest aggressively in R&D. However, expenses related to the COPD trial will decrease in coming quarters because, as Genentech announced on July 10, 1995, the company is stopping enrollment in the trial based on a recommendation of the trial's independent Data and Safety


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Monitoring Board following an interim analysis that showed a lack of benefit.
The findings of the analysis do not change current treatment recommendations for patients with cystic fibrosis, for which Pulmozyme has a proven record of safety and efficacy.

                 Two of Genentech's R&D collaborators reached clinical milestones during the quarter:

- -        Scios Nova announced on May 2, 1995, that a preliminary analysis of its
         Phase III clinical study of Auriculin (anaritide) for the treatment of acute renal (kidney) failure (ARF) revealed that Auriculin did not reduce the need for dialysis in the broad patient population, nor did the drug reduce mortality, though it did reduce the need for dialysis in a prospectively defined subgroup. Genentech and Scios Nova are collaborating to develop natriuretic peptides for the treatment of ARF and will determine the next appropriate steps for the development of Auriculin. Based on the decline in the market value of Scios Nova's common stock following the announcement on May 2, Genentech wrote down its investment in Scios Nova by $5.7 million.

- -        IDEC Pharmaceuticals began a pivotal Phase III trial of IDEC-C2B8 in patients with relapsed low grade and follicular nonHodgkin's B-cell lymphoma. IDEC and Genentech are collaborating to develop treatments for non-Hodgkin's B-cell lymphomas.

                 Genentech, Inc. is a leading biotechnology company hat discovers, develops, manufactures and markets human pharmaceuticals for significant medical needs. Ten of the currently marketed biotechnology products stem from Genentech research, five of which Genentech markets directly. Genentech is headquartered in South San Francisco, California, and is traded on the New York and Pacific Stock Exchanges under the symbol GNE.


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                                 GENENTECH, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      THREE MONTHS                      SIX MONTHS
                                                      ENDED JUNE 30                    ENDED JUNE 30
                                                      -------------                    -------------
                                              1995               1994             1995                1994
                                              ----               ----             ----                ----
Revenues:
  Product sales                            $161,236           $152,574          $323,303           $300,372
  Royalties                                  49,424             26,099            96,573             59,778
  Contract and other                          7,861              6,842            24,083             14,369
  Interest                                   14,532              9,407            28,061             19,273
                                           --------           --------          --------           --------
    Total revenues                          233,053            194,922           472,020            393,792

Costs and expenses:
  Cost of sales                              24,312             24,565            51,062             46,696
  Research and development                   87,167             73,008           182,126            147,384
  Marketing, general
    and administrative                       67,814             60,817           132,137            120,928
  Special charge (merger related)             8,000                  -             8,000                  -
  Interest                                    2,039              1,754             3,910              3,532
                                           --------           --------          --------           --------
    Total costs and expenses                189,332            160,144           377,235            318,540

Income before taxes                          43,721             34,778            94,785             75,252

Income tax provision                          6,558              1,391            14,218              3,010
                                           --------           --------          --------           --------
Net income                                 $ 37,163           $ 33,387          $ 80,567           $ 72,242
                                           ========           ========          ========           ========
Net income per share                       $    .31           $    .28          $    .67           $    .61
                                           ========           ========          ========           ========
Weighted average number of
  shares used in computing
  per share amounts                         120,899            119,041           120,696            118,924
                                           ========           ========          ========           ========

SELECTED BALANCE SHEET DATA:

Cash and short-term investments                                               $  744,531         $  599,370
Accounts receivable                                                              185,416            126,633
Inventories                                                                       92,888             95,006
Long-term marketable securities                                                  241,228            220,224
Property, plant and equipment, net                                               483,731           475,6`75
Other long-term assets                                                            88,299             48,398
Total assets                                                                   1,890,829          1,575,676
Total current liabilities                                                        228,435            189,773
Long-term debt                                                                   175,503            150,804
Total liabilities                                                                426,646            352,435
Total stockholders' equity                                                     1,464,183          1,223,241